EXHIBIT 4.14

SECURITIES PURCHASE AGREEMENT

Dated as of November 9, 2011

by and among

ISLAND BREEZE INTERNATIONAL, INC.
ISLAND BREEZE INTERNATIONAL

and

_________________________________

TABLE OF CONTENTS
(continued)

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of November 9, 2011 (this “Agreement”), is by and among ISLAND BREEZE INTERNATIONAL, INC., a Delaware corporation (“Island”), and ISLAND BREEZE INTERNATIONAL, a Cayman Islands exempt company (the “Shipowner”), (together with Island, the “Companies” and each individually referred to as a “Company”) and __________________________ (the “Investor”).

The parties hereto agree as follows:

ARTICLE I

ADVANCES

1.1 Advances.

(a) Advances. Subject to and in reliance upon the terms, conditions, representations and warranties contained in this Agreement, the Investor shall make advances to the Companies in one or more advances (the “Advances”) for uses expressly permitted under Section 3.8 hereof; provided, however, that in no event shall (a) the aggregate principal balance of all Advances exceed $2,750,000 (“Advance Limit”), (b) the Investor remit to the Companies more than $2,500,000 pursuant to this Agreement, (c) the Companies request more than two Advances per calendar month, (d) any Advance be made during the 60 day period prior to the Maturity Date and (e) any Advance be made if an Event of Default has occurred and is continuing.  The Companies may not re-borrow any Advance after such Advance has been repaid.

(b) Procedures.  The Companies shall request an Advance (other than the Initial Advance) by delivering to the Investor a written notice (by facsimile or an electronic format acceptable to the Investor) (an “Advance Request”) to the Investor specifying (i) the amount of the requested Advance, (ii) a detailed list of uses for the Advance, including identifying specific expenses and payees and (iii) the proposed date of funding of the Advance (which shall be a Business Day).  Each Advance Request shall be in substantially the form attached hereto as Exhibit A, shall be delivered to the Investor together with copies of all invoices and other supporting documentation indicating payments due within 14 days of such Advance Request (“Supporting Documentation”).  Within three (3) Business Days following its receipt of an Advance Request with all Supporting Documentation, the Investor may approve the Advance, request from the Companies additional Supporting Documentation or, if it determines in good faith that the proposed use of proceeds is not consistent with or permitted by Section 3.8, decline to make such Advance.  In the event the Investor requests additional Supporting Documentation, the Investor shall make the determination set forth in the immediately prior sentence or request further Supporting Documentation as soon as commercially reasonably practical thereafter.  In the event the Investor approves the Advance, Investor shall within two (2) Business Days of such approval remit the amount of the Advance less the an unconditional, non-refundable original issue discount equal to nine percent (9%) of the amount of the Advance in immediately available funds to the Companies, provided, however, that to the extent a payment to any single vendor or payee or related vendors or payees, is $100,000 or greater, the Investor shall make payment directly to such vendor or payee out of the Advance.

(c) Promissory Note.  All Advances made by the Investor shall be evidenced by a promissory note executed by the Companies in favor of the Investor substantially in the form attached hereto as Exhibit B (the “Note”)

1.2 Closing.

(a) The Closing under this Agreement shall take place immediately upon the execution of this Agreement by the parties hereto and the satisfaction of the conditions contained herein (as determined by the Investor) or on such other date as may be agreed upon in writing by the parties hereto (the “Closing Date”).  The Closing shall take place at the offices of the Investor, 152 West 57th Street, 4th Floor, New York, NY 10:00 a.m. New York time.

(b) Subject to the terms and conditions hereof and the closing deliveries set forth in Section 1.2(c) and (d) hereof, at the Closing (i) the Companies shall issue to the Investor the Note, (ii)  the Investor shall make an initial Advance in the aggregate principal amount of $724,580.38 (the “Initial Advance”), and (iii) Island shall issue to the Investor Two Million Eighty Three Thousand Three Hundred Thirty Three (2,083,333) shares (the “Shares” and together with the Note, the “Securities”) of Class A Common Stock, par value $0.001 per share, of Island (the “Common Stock”).

(c) At the Closing, the Investor shall deliver to the Company:

(i) the Initial Advance, less an unconditional, non-refundable original issue discount of $65,212.02;

(ii) the Transaction Documents to which the Investor is a party, duly executed by the Investor.

(d) At the Closing, the Companies shall deliver to the Investor:

(i) the Note and the Shares;

(ii) each of the Transaction Documents, duly executed by each Company that is a party thereto;

(iii) a secretary’s certificate of each of the Companies, dated as of the Closing, as to (i) the resolutions adopted by the Board of Directors, or comparable management body, approving the transactions contemplated hereby, (ii) the Certificate of Incorporation or comparable charter documents, as applicable, (iii) the Bylaws or comparable charter documents, as applicable, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of such Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith;

(iv) payment of the fees and expenses described in Section 6.2 of this Agreement;

(v) evidence of filing of all UCC and similar financing statements in form and substance satisfactory to the Investor at the appropriate offices to create a valid and perfected security interest in the Collateral;

(vi) with respect to the Panamanian-flag vessel named ISLAND BREEZE, with patente number 35375-PEXT and I.M.O. No. 6708252 (the “Vessel”), a copy of the Vessel’s Panamanian Provisional Registration of Navigation Certificate (Provisional Navigation Patente), which shall be valid and unexpired, and a copy of a certificate of ownership and encumbrance, dated as of the Closing Date, issued by the Panamanian registry showing the Vessel to be free and clear of all recorded Liens;

(vii) evidence of the filing and recording of the Mortgage with the Mercantile (Marine) Section of the Public Registry of Panama;

(viii) a certificate dated as of the Closing Date of an authorized officer of the Shipowner certifying that the Vessel is free and clear of all recorded and unrecorded Liens;

(ix) a copy of the confirmation of laid-up status issued by the Hellenic Register of Shipping, dated October 4, 2011;

(x) [Reserved];

(xi) a copy of, or a certificate as to coverage under, each of the insurance policies required by the Mortgage, each of which shall be endorsed or otherwise amended to include the loss payable or mortgagee endorsement (as applicable) as required by the Assignment of Insurances and shall name the Investor as additional insured, in form and substance reasonably satisfactory to the Investor;

(xii) (1) written advice from marine insurance brokers reasonably acceptable to the Investor confirming the placement of the insurances covering the Vessel; (2) written confirmation from such brokers that they have received no notice of the assignment (except to the Investor) of the insurances or any claim with respect to the Vessel; (3) an opinion of such brokers to the effect that such insurance complies with the applicable provisions of the Mortgage; and (4) an agreement by such brokers, in form and substance satisfactory to the Investor, whereunder the insurances of the Vessel, and claims thereunder, will not be affected by non-payment of premiums on any other insurances;

(xiii) a favorable written opinion of Eaton & Van Winkle, Delaware counsel to the Companies, dated as of the Closing Date, addressed to the Investor in the form set forth in Exhibit C;

(xiv) a favorable written opinion of Maples & Calder, Cayman Islands counsel to the Shipowner, dated as of the Closing Date, addressed to the Investor in the form set forth in Exhibit D and such other matters relating to the Mortgage as the Investor shall reasonably request; and

(xv) a favorable written opinion of Arias, Fabrega & Fabrega, Panamanian counsel to the Investor, dated as of the Closing Date, addressed to the Investor and covering the matters set forth in Exhibit E and such other matters relating to the Mortgage as the Investor shall reasonably request.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Companies.

Each Company hereby represents and warrants to the Investor, as of the date hereof and the date of the Closing hereunder (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein) or as explicitly disclosed in the Commission Documents, as follows:

(a) Organization, Good Standing and Power.  Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  No Company has any direct or indirect Subsidiaries (as defined in Section 2.1(g)) or owns securities of any kind in any other entity except as set forth on Schedule 2.1(g) hereto.  Each Company is duly qualified as a foreign corporation to do business and is in good standing in every other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties (including the Collateral), prospects, or financial condition of any Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of any Company to perform any of its obligations under this Agreement or any of the Transaction Documents in any material respect.

(b) Authorization; Enforcement.  Each Company has the requisite corporate power and authority to enter into and perform this Agreement and the Note, and the Shipowner has the requisite corporate power and authority to enter into and perform the Mortgage (as defined below), the Assignment of Insurances made by the Shipowner in favor of the Investor dated as of the Closing Date (the “Assignment of Insurances”) and the Assignment of Earnings and Maritime Contracts made by the Shipowner in favor of the Investor dated as of the Closing Date (the “Assignment of Earnings and Maritime Contracts”, and together with this Agreement, the Note, the Mortgage, and the Assignment of Insurances, collectively, the “Transaction Documents”) and to issue and sell the Securities in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by each Company and the consummation by each Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and, except as set forth on Schedule 2.1(b), no further consent or authorization of any Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by each Company, each of the Transaction Documents shall constitute a valid and binding obligation of each Company a party thereto, enforceable against each Company a party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.  In addition, when the Mortgage has been filed and recorded with the Mercantile (Marine) Section of the Public Registry of Panama, the Lien created by the Mortgage shall constitute a “first priority naval mortgage” under Chapters V and VI, Title IV of Law No. 55 of August 6, 2008, and all other applicable laws of the Republic of Panama, on all right, title and interest of the Shipowner in the whole of the Vessel, subject to no other Liens except Permitted Maritime Liens (as defined in the Mortgage).

(c) Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of each Company as of the Closing Date is set forth on Schedule 2.1(c)(i) hereto.  All of the outstanding shares of the Common Stock and any other outstanding security of each Company have been duly and validly authorized.  Except as set forth in this Agreement, or as set forth on Schedule 2.1(c)(ii) hereto, no shares of Common Stock or any other security of any Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any Company.  Furthermore, except as set forth in this Agreement and as set forth on Schedule 2.1(c)(iii) hereto, there are no contracts, commitments, understandings, or arrangements by which any Company is or may become bound to issue additional shares of the capital stock of such Company or options, securities or rights convertible into shares of capital stock of such Company.  Except as provided on Schedule 2.1(c)(iv) hereto, no Company is a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  Except as set forth on Schedule 2.1(c)(v), no Company is a party to, and has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of any Company.

(d) Issuance of Securities.  The Note and the Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Note shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.  When the Shares are issued and paid for in accordance with the terms of this Agreement the Shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts.  The execution, delivery and performance of the Transaction Documents by each Company, the performance by each Company of its obligations under the Note and the consummation by each Company of the transactions contemplated hereby and thereby, and the issuance of the Securities as contemplated hereby, do not and will not (i) violate or conflict with any provision of any Company’s Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws (the “Bylaws”), each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, instrument, bond, license, lease agreement, instrument or obligation to which any Company is a party or by which any Company or any of any Company’s properties or assets are bound (other than pursuant to the Transaction Documents), (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to any Company or by which any property or asset of any Company are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of any Company under any agreement or any commitment to which any Company is a party or by which any Company is bound or by which any of their respective properties or assets are bound.  No Company is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by any  Company under applicable state and federal securities laws, rules or regulations).  The business of each Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.

(f) Commission Documents, Financial Statements.  The Common Stock of Island is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Island has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  Each Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Commission Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Island included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Island and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries.  Schedule 2.1(g) hereto sets forth each Subsidiary of each Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least 50% of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by a Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth on Schedule 2.1(g) hereto, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  No Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto.  No Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of such Subsidiary.  Each subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 2.1(g) and has the requisite corporate or other power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(h) No Material Adverse Change.  Since June 30, 2011, no Company has experienced or suffered any Material Adverse Effect.

(i) No Undisclosed Liabilities.  Except as disclosed on Schedule 2.1(i) hereto, since June 30, 2011, no Company has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of such Company’s respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(j) No Undisclosed Events or Circumstances.  Since June 30, 2011, except as disclosed on Schedule 2.1(j) hereto, no event or circumstance has occurred or exists with respect to the Companies, or any of them, or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by any Company but which has not been so publicly announced or disclosed.

(k) Indebtedness.  Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of each Company or for which any Company has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $10,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $10,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Person, (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefore as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefore or such Person has no liability therefore as a matter of law, (j) trade debt and accounts payable which remain unpaid more than sixty (60) days past the invoice date, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person; provided, however, Indebtedness shall not include endorsements for collection or deposit in the ordinary course of business.  No Company is in default with respect to any Indebtedness.  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental entity or any other entity of any kind or nature whatsoever.

(l) Title to Assets.  Each Company has good and valid title to all of its real and personal property reflected in the Commission Documents, including the Vessel, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances (including in the case of the Vessel, any maritime liens or charters or leases), except for those indicated on Schedule 2.1(l) hereto.  Any leases of any Company are valid and subsisting and in full force and effect and each Company has performed all obligations required to be performed by it to date under any such leases.  The Vessel is not subject to any charters or leases of any kind or any other agreements or arrangements. No Company has received any notice of default under any leases and no Company is in default under any lease now in effect.

(m) Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of any Company, threatened against any Company which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of any Company, threatened against or involving any Company, or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against any Company or any officers or directors of any Company in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) Compliance with Law.  The business of the Companies has been and is presently being conducted in accordance with all material applicable federal, state and local governmental laws, rules, regulations and ordinances, including, without limitation, Environmental Laws (as hereinafter defined).  Each Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it.

(o) Taxes.  Each Company has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Companies for all current taxes and other charges to which any Company is subject and which are not currently due and payable.  Except as disclosed on Schedule 2.1(o) hereto, none of the federal income tax returns of any Company have been audited by the Internal Revenue Service.  No Company has knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against any Company for any period, nor of any basis for any such assessment, adjustment or contingency.

(p) Disclosure.  Except for the transactions contemplated by this Agreement, each Company confirms that neither it nor any other person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or might constitute material, nonpublic information.  Neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Investor by or on behalf of any Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(q) Books and Records; Internal Accounting Controls.  The records and documents of the Companies accurately reflect in all material respects the information relating to the business of the Companies, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Companies. Each Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Each Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for such Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by such Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Each Company’s certifying officers have evaluated the effectiveness of such Company’s disclosure controls and procedures as of the end of the period covered by such Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Each Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in any Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, any Company’s internal control over financial reporting.

(r) Material Agreements.  Each Company has performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission or any other material contract, instrument, agreement, commitment, obligation, plan or arrangement to which any Company is a party (collectively, the “Material Agreements”).  No Company has received any notice of default under any Material Agreement.  No Company is in default under any Material Agreement now in effect.

(s) Transactions with Affiliates.  Except as set forth on Schedule 2.1(s) hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) any Company or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of any Company or any person owning at least 5% of the outstanding capital stock of any Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in any Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(t) Securities Act of 1933.  Island has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder.  Neither Island nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws, and neither Island nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.  Island is not, and has not been for at least 12 months prior to the date hereof, a company described in Rule 144(i)(1) under the Securities Act, and is a “reporting issuer” as described in Rule 144(c)(1) under the Securities Act.  More than one year has elapsed once the Company filed current “Form 10 Information” as that term is defined in Rule 144(i)(3) reflecting its status on an entity that is no longer a shell issuer.  No Company, nor any of its directors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

(u) Employees.  No Company has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 2.1(u) hereto.  Except as set forth on Schedule 2.1(u) hereto, no Company has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by any Company required to be disclosed in the Commission Documents that is not so disclosed.  No officer, consultant or key employee of any Company whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of any Company, has any present intention of terminating his or her employment or engagement with such Company.

(v) Intellectual Property.  Except as set forth on Schedule 2.1(v) hereto, each Company owns or possesses the rights to use all patents (and any patentable improvements thereof), trademarks, service marks, trade names, domain names, copyrights (and any copyrightable derivative works thereof), websites and intellectual property rights relating thereto (to any of the foregoing list, whether or not registered), licenses and authorizations which are necessary for the conduct of its business as now conducted without infringement or any conflict with the rights of others.

(w) Absence of Certain Developments.  Except as set forth in the Commission Documents or provided on Schedule 2.1(w) hereto, since June 30, 2011, no Company has:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii) borrowed any amount in excess of $50,000 or incurred or become subject to any other liabilities in excess of $50,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of such Company;

(iii) discharged or satisfied any lien or encumbrance in excess of $50,000 or paid any obligation or liability (absolute or contingent) in excess of $50,000, other than current liabilities paid in the ordinary course of business;

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $25,000 individually or $50,000 in the aggregate;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $50,000, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $50,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business;

(vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(x) entered into any material transaction, whether or not in the ordinary course of business;

(xi) made charitable contributions or pledges in excess of $10,000;

(xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

(x) Public Utility Holding Company Act and Investment Company Act Status.  No Company is a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.  No Company is, and as a result of and immediately upon the Closing, if applicable, will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(y) ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by any Company which is or would be materially adverse to the Companies, or any of them.  The execution and delivery of this Agreement and the issuance and sale of the Securities will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended.  As used in this Section 2.1(y), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by any Company or by any trade or business, whether or not incorporated, which, together with any Company, is under common control, as described in Section 414(b) or (c) of the Code.

(z) No Integrated Offering.  No Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by Island for purposes of the Securities Act which would prevent Island from selling the Securities pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will Island or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.  Island does not have any registration statement pending before the Commission or currently under the Commission’s review and except as set forth on Schedule 2.1(z) hereto, since June 30, 2011, Island has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

(aa) Transfer Agent.  The name, address, telephone number, fax number, contact person and email of Island’s transfer agent is set forth on Schedule 2.1(aa) hereto.

(bb) Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Note and the Shares, or for the performance by any Company of its obligations under the Transaction Documents.

(cc) Broker’s Fees.  Except as set forth on Schedule 2.1(cc), no Company has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Transaction Documents.

(dd) [Reserved]

(ee) Representations and Warranties regarding the Vessel.

(i) The Provisional Registration of Navigation Certificate (Provisional Navigation Patente) for the Vessel is valid and unexpired under the laws of the Republic of Panama.

(ii) The Vessel is currently laid up in a safe and secure berth located at Kalimpaki Berth in the Port of Elefsina, Greece since September 2007.

(iii) The Shipowner has complied in all material respects with, and has obtained and maintained at all relevant times all licenses, permits and certificates required under, and has on board as required thereby valid certificates showing compliance therewith, (i) any and all applicable Requirements of Law with respect to the Vessel, and (ii) the requirements of the Hellenic Register of Shipping for the Vessel.

(iv) The Vessel has been maintained in accordance with the coverage requirements of the insurances required under the Mortgage, which insurances are in full force and effect as of the date hereof.

(v) Neither the Shipowner nor any operator of the Vessel is currently required to maintain a valid and current Certificate of Financial Responsibility (Water Pollution) pursuant to applicable Requirements of Law.

(vi) [Reserved].

(vii) The Shipowner or an operator, as applicable, of the Vessel is not currently required to maintain valid and current ISM/ISPS Code Documentation pursuant to applicable Requirements of Law.

(viii) The Shipowner is in compliance with all manning requirements applicable to the Vessel while it is in lay up status and all requirements of the protection and indemnity and hull and machinery underwriters as is necessary to ensure insurance coverage in compliance with the Mortgage of the Vessel.

(ff) Marine Environmental Law Matters.

(i) The Shipowner and the Vessel are in compliance with, and neither the Shipowner nor the Vessel has any liability under, any applicable Environmental Law, and the Shipowner has obtained all Environmental Permits required for the operation of the Vessel in its current status.

(ii) There has been no Release or threatened Release of Hazardous Material on, at, under or from the Vessel or any Environmental Incident that could reasonably be expected to result in the Shipowner and/or the Vessel being liable under any applicable Environmental Law.

(iii) There is no Environmental Claim pending or, to the knowledge of the Shipowner, threatened against the Shipowner, or relating to the Vessel, and to the knowledge of the Shipowner, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected form the basis of such an Environmental Claim.

(iv) No person with an indemnity or contribution obligation to the Shipowner relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(v) The Shipowner is not obligated to perform any action or otherwise incur any expense under applicable Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and the Shipowner is not conducting or financing any Response pursuant to any applicable Environmental Law with respect to the Vessel.

(vi) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to the Vessel.

(gg) Marine Insurance Matters. All insurance required under the Mortgage to be maintained by the Shipowner is in full force and effect, all premium payments due and payable with respect to such insurance policies have been duly paid, the Shipowner has not received notice of violation of such insurance policies or cancellation of such insurance policies, and the Vessel and the use and operation thereof comply in all material respects with all requirements of the insurances required by the Mortgage, and there exists no default under any such requirement.

2.2 Representations and Warranties of the Investor.

The Investor hereby represents and warrants to the Companies as of the date hereof that the Investor is purchasing the Shares solely for its own account and not with a view to or for sale in connection with distribution.  The Investor does not have a present intention to sell any of the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition.  The Investor further represents and warrants to the Companies as of the date hereof that (i) the Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the proposed investment in the Securities; (ii) the Investor understands that neither the Note, nor the Shares may be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration, such Investor might be required to hold such securities indefinitely; and (iii) the Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

ARTICLE III

COVENANTS

Each Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its assignees.  Unless otherwise set forth in the covenants in this Article III, such covenants shall survive the Closing, hereunder until (A) the Note is paid in full, and (B) the Investor no longer owns the Shares beneficially.

3.1 Equity Put Right.

(a) At any time commencing the on the Twenty Second (22nd) month anniversary of the Closing Date or at any time following an Event of Default (as defined in the Note), the Investor shall have the right (but not the obligation), to cause the Companies to purchase any and all of the Shares that are not subject to the Repurchase Right pursuant to Section 3.9 for cash at a purchase price per share equal $0.10, subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization or similar transaction (the “Put Payment”).  Payment by the Companies pursuant to this Section 3.1 shall be made within 3 days following the date the Investor provides notice of its exercise its rights under this Section 3.1.

(b) To the extent payment is not made by the Companies when due in accordance with this Section 3.1, such amount shall bear interest at the rate equal to the lesser of 25% per annum or the maximum rate permitted by applicable law.  The Companies acknowledge and agree that their obligation to pay the Put Payment is secured by the collateral pledged to the Investor pursuant to the terms of the Security Documents and until such time as set forth therein.

3.2 Securities Compliance.

The Companies shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Investor or subsequent holders.

3.3 Registration and Listing.

Island shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  Island will take all action necessary to continue the listing or trading of its Common Stock on the New York Stock Exchange, the NYSE Alternext Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market the American Stock Exchange or the OTC Markets.  If required, Island will promptly file the “Listing Application” for, or in connection with, the issuance and delivery of any of the Shares.  Subject to the terms of the Transaction Documents, Island further covenants that it will take such further action as the Investor may reasonably request, all to the extent required from time to time to enable the Investor to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.  Upon the request of the Investor, Island shall deliver to the Investor a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.4 Compliance with Laws.

Each Company shall comply in all respects with all applicable laws, rules, regulations and orders of any governmental authority, including without limitation, all securities law, rules and regulations and timely make all filings required by any such laws, rules and regulations.

3.5 [Reserved]

3.6 Reporting Requirements.

The Companies shall furnish the following to the Investor:

(a) Electronic notification of the filing of all Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is or would have been required to be filed with the Commission;

(b) Electronic notification of the filing of all Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is or would have been required to be filed with the Commission;

(c) Electronic notification of the filing of all Current Reports filed with the Commission on Form 8-K as soon as practical after the document is or would have been required to be filed with the Commission;

(d) Electronic notification of the filing or copies of any other filings filed or required to be filed with the Commission as soon as practical after the document is or would have been required to be filed with the Commission;

(e) Electronic notification of the filing or copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock;

(f) Copies of each other report or letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, and a copy of any response by the Company, or the governing body of the Company, to such letter or report; and

(g) Within five (5) days of Investor’s request, copies of any other reports, information or filings reasonably requested by the Investor from time to time.

3.7 Other Agreements.

No Company shall enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of any Company to perform under any Transaction Document.

3.8 Use of Proceeds.

The Companies shall use the proceeds of the Initial Advance for working capital purposes, to pay Transaction expenses relating to this Agreement, and at the Companies option to repurchase from persons or entities that are not affiliates of the Companies up to $100,000 of Island notes outstanding on the date hereof.  The Companies shall use the proceeds of each Advance (other than the Initial Advance) to pay for completed refurbishment work on the Vessel and up to an aggregate of $110,000 to begin the permitting process for the embarkment location in North Charleston, South Carolina.  Except as set forth in the prior sentence, in no event shall the proceeds be used to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock or to settle any outstanding litigation.

3.9 Repurchase Right

In the event the aggregate principal amount of Advances made pursuant to this Agreement on the Maturity Date or the date on which the Note is paid in full is less than the Advance Limit, Island shall have the right within three (3) Business Days thereafter, which right may be exercised by providing written notice to the Investor, to purchase from the Investor, and upon exercise of that right, the Investor shall have the obligation to sell, assign and transfer to Island, such number of shares of Common Stock as shall equal the Shares multiplied by the quotient of the aggregate principal amount of Advances made pursuant to this Agreement divided by the Advance Limit at a deemed purchase price of $0.001 per share, rounded to the nearest dollar (the “Repurchase Right”).

3.10 Reporting Status.

Island shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and Island shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  Island shall promptly disclose on Form 8-K the occurrence of any Material Adverse Effect or any event that could reasonably be expected to cause a Material Adverse Effect.

3.11 Pledge of Securities.

The Companies acknowledge that the Securities may be pledged by the Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Investor shall not be required to provide the Companies with any notice thereof or otherwise make any delivery to the Companies pursuant to this Agreement or any other Transaction Document. For so long as the Investor owns any Securities, each Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by the Investor.

3.12 Compliance with Transaction Documents.

Each Company will (a) observe and perform in all material respects all of the terms, covenants, conditions and provisions of each Transaction Document to be observed and performed by it, (b) not do, permit or refrain from doing anything that could reasonably be expected to result in a default under or breach by the Company of any of the terms of any Transaction Document or give rise to a right by the counterparty to terminate or suspend such Transaction Document, (c) give the Investor prompt written notice of any material breach of any obligation, or any default, by any Company, under any Transaction Document, and deliver to the Investor a copy of each notice of default, and (d) promptly enforce against the relevant counterparty each material term, covenant, condition and provision of such Transaction Document in accordance with its terms.

3.13 Amendments.

No Company shall, without the prior written consent of the Investor, modify or otherwise change its certificate of incorporation or bylaws, including, without limitation, entering into any new agreement with respect to any of its capital stock.

3.14 Distributions.

So long as the Note remains outstanding, each Company agrees that it shall not (i) declare or pay any dividends or make any distributions (by reduction of capital or otherwise) to any holder(s) of Common Stock (or security convertible into or exercisable for Common Stock) or set aside or otherwise deposit or invest any sums for such purpose, or (ii) except as permitted in Section 3.8 hereof, redeem, retire, defease, purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of any Company or set aside or otherwise deposit or invest any sums for such purpose.

3.15 Prohibition on Liens.

So long as the Note remains outstanding, no Company shall enter into, create, incur, assume, suffer or permit to exist any Liens on or with respect to any of its assets, including the Collateral, now owned or hereafter acquired or any interest therein or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to such assets, other than Permitted Encumbrances or, in the case of the Vessel, Permitted Maritime Liens (as defined in the Mortgage).  “Permitted Encumbrances” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of such Company) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of such Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of such Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) the Liens set forth in Schedule 3.15 hereto in effect on the date hereof (d) Liens on the assets of the Hong Kong Companies (as defined below) securing Hong Kong Indebtedness (as defined below); and (e) the Liens of Investor set forth in the Security Documents.

3.16 Prohibition on Indebtedness.

So long as the Note remains outstanding, other than (i) Indebtedness existing on the date hereof and disclosed on Schedule 2.1(k) to this Agreement or, (ii) the issuance of Indebtedness to repurchase or refinance any Indebtedness disclosed on Schedule 2.1(k) (“Refinance Indebtedness”) and (iii) Indebtedness in favor of the Investor, no Company shall enter into, create, incur, assume, suffer, become or be liable for in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly), any Indebtedness, performance, obligations or dividends of any other Person.  Notwithstanding the foregoing, Island Breeze International Asia Limited, a subsidiary of the Company, and any other direct or indirect subsidiary of the Company formed exclusively for the purpose of purchasing, refurbishing and operating a passenger vessel to conduct cruises to nowhere from a port located in Hong Kong (such subsidiaries, the “Hong Kong Companies” and such vessel, the “Hong Kong Vessel”), may incur Indebtedness in connection with the purchase, refurbishment and operations of the Hong Kong Vessel (“Hong Kong Indebtedness”), provided, however, that neither the Companies nor any of their direct or indirect subsidiaries (other than the Hong Kong Companies) may guaranty, assume, endorse or otherwise become responsible or liable for (directly or indirectly) such Indebtedness.

3.17 Compliance with Transaction Documents.

Each Company shall comply with its respective obligations under the Note and the other Transaction Documents.

3.18 Transactions with Affiliates.

No Company shall, directly or indirectly, (i) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent, employee or any affiliate of such Company, or (ii) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, director, agent, employee, or other affiliate of such Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, agent or such employee or, to the knowledge of any Company, any entity in which any officer, director, agent or any such employee has a substantial interest or is an officer, director, trustee or partner, in an aggregate amount in excess of $50,000, other than (x) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of such Company as fair and reasonable in all respects to such Company and upon terms no less favorable to such Company that such Company would obtain in a comparable arm’s length transaction with an unaffiliated person, (y) reimbursement for expenses incurred on behalf of such Company in the ordinary course of and pursuant to the reasonable requirements of the business and (z) as set forth on Schedule 3.18 hereof.

3.19 No Merger or Sale of Assets.

No Company shall, directly or indirectly, (i) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; (ii) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any or all of its assets (other than inventory in the ordinary course of business); (iii) in any way or manner alter its organizational structure (other than the creation of new subsidiaries) or effect a change of entity; (iv) become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person; (v) wind up, liquidate or dissolve or (vi) agree to do any of the foregoing.  Without limiting the generality of the forgoing and for avoidance of doubt, (i) no Company may transfer any of its assets to any of its direct or indirect subsidiaries, including without limitation, the Hong Kong Companies and the North Charleston Subsidiary (other than a cash contribution to the Hong Kong Companies and the North Charleston Subsidiary), (ii) the Hong Kong Companies may purchase, refurbish and operate the Hong Kong Vessel and (iii) a subsidiary of the Company formed for the exclusive purpose of purchasing, refurbishing and operating a passenger vessel to conduct cruises to nowhere from a port in North Charleston, South Carolina (the “North Charleston Subsidiary”) , may make such purchase and refurbish and operate such vessel.

3.20 Payment of Taxes, Etc.

Each Company shall promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of such Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if such Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that such Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

3.21 Corporate Existence.

Each Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

3.22 Maintenance of Assets.

So long as the Note remains outstanding, each Company shall keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.  In the case of the Vessel, so long as it is laid-up and not operating, the Shipowner shall maintain the Vessel in a safe and secure location in Elefsina, Greece (or such other location approved by the Investors in its reasonable discretion) “Cold Stacked” or “Warm Stacked” (as such terms are used in the maritime industry) and take such actions as are necessary to preserve the condition of the Vessel as it exists on the date hereof so that it shall not diminish beyond fair wear and tear while not in operation (including, without limitation, actions necessary to maintain the Vessel’s seaworthiness).

3.23 No Investments.

No Company shall make or suffer to exist any Investments or commitments therefor, other than Investments made in the ordinary course of business or a cash contribution by the Companies to the Hong Kong Companies and the North Charleston Subsidiary.  “Investment” means, with respect to any Person, all investments (by capital contribution or otherwise) in any other Person, or any extension of credit, loan, advance, purchase or repurchase of stock or other ownership interest, any Indebtedness or all or a substantial part of the assets or property of any Person, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

3.24 Opinions.

For so long as the Investor holds any Shares, Island will provide, at Island’s expense, such legal opinions in the future as are reasonably necessary for the resale of the Shares pursuant to an effective registration statement, Rule 144, if available, or an exemption from registration.  In the event that Shares are sold in a manner that complies with an exemption from registration, Island will promptly instruct its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend (indefinitely, if more than six months have elapsed from the Closing Date, or to permit sale of the shares if pursuant to the other provisions of Rule 144, if available).

3.25 [Reserved].

3.26 Registration Rights.

If Island shall determine to prepare and file with the Commission a registration statement (a “Registration Statement”) relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then Island shall send to the Investor a written notice of such determination and, if within twenty (20) days after the date of such notice, the Investor shall so request in writing, Island shall include in such Registration Statement all or any part of the Shares as the Investor requests to be registered so long as such Shares are proposed to be disposed in the same manner as those set forth in the Registration Statement.  Island shall use its best efforts to cause any Registration Statement to be declared effective by the Commission as promptly as is possible following it being filed with the Commission and to remain effective until all Shares subject thereto have been sold or may be sold without limitations as to volume or the availability of current public information under Rule 144, if available.  All fees and expenses incident to the performance of or compliance with this Section 3.26 by Island shall be borne by Island whether or not any Shares are sold pursuant to the Registration Statement.  Island may abandon the offering in its sole discretion at any time provided however, the provisions of this Section 3.26 shall continue to apply to future offerings.  The Companies shall, jointly and severally, indemnify and hold harmless the Investor, the officers, directors, members, partners, agents, brokers, investment advisors and employees of the Investor, each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, members, shareholders, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included therein or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by Island of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 3.26.

3.27 Notices of Certain Events.

The Companies shall promptly notify the Investor of any event or events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Company including, without limitation:.

(a) the occurrence of any Event of Default under the Note;

(b) the occurrence of any default or event of default under any loan, security purchase, financing, intercreditor or other agreement entered into in respect of any indebtedness in excess of $50,000 of any Company; or

(c) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or governmental authority against or affecting the Company not previously disclosed in writing to the Investor or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Investor) that, in either case could reasonably be expected to result in liability in excess of $250,000.

3.28 Inspection.

Each Company will keep proper books of record and account in accordance with generally accepted accounting practices.  Each Company shall permit Investor and its duly authorized representatives or agents to visit any of such Company’s properties and inspect any of its assets or books and records to examine and make copies of its books and records and to discuss its affairs, finances, technology and accounts with, and to be advised as to the same by, its officers and employees at such times and intervals as Investor may reasonably designate.  The Companies, jointly and severally, agree to reimburse Investor for all of the reasonable hotel, travel, and other out-of-pocket expenses incurred by the Investor or their representatives in any such inspection or examination upon presentation of invoices or other documentation of such expenses and, in the case of travel, a commercially reasonably justification for such trip.

3.29 Material Contracts.

Each Company shall comply with and perform all obligations required to be performed by them to date under any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement to which such Company is a party or by which such Company or any of its properties or assets are bound.  No Company shall default under or breach any terms of any material written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement to which such Company is a party or by which such Company or any of its  properties or assets are bound.

3.30 Maritime Covenants.

(a) The Shipowner shall maintain a valid and unexpired (Provisional) Registration of Navigation Certificate (Provisional Navigation Patente) under the laws of the Republic of Panama for the Vessel.

(b) The Shipowner shall comply in all material respects with, and obtain and maintain all licenses, permits and certificates required under, and have on board as and when required thereby valid certificates showing compliance therewith, (i) any and all applicable Requirements of Law with respect to the Vessel bearing in mind its operational status, and (ii) the requirements of the Hellenic Register of Shipping (or of a member of the International Association of Classification Societies approved by the Investor) applicable to the type of service in which the Vessel is engaged or will engage.

(c) If the Shipowner or an operator, as applicable, of the Vessel is required to maintain a valid and current Certificate of Financial Responsibility (Water Pollution) pursuant to applicable Requirements of Law, the Shipowner shall deliver to the Investor a copy of any newly issued or renewed certificate of financial responsibility relating to the Vessel within thirty (30) days of receipt from the National Pollution Funds Center of the U.S. Coast Guard.

(d) Following completion of the next drydocking and special survey of the Vessel, which shall occur while the Vessel is undergoing refurbishment, the Shipowner shall deliver to the Investor annually not later than each date that is the anniversary hereof and from time to time as may be reasonably requested by the Investor, a certificate of Confirmation of Class from the Hellenic Register of Shipping (or of a member of the International Association of Classification Societies approved by the Investor) showing such classification of the Vessel to be maintained free of conditions and recommendations affecting class, except for such conditions or recommendations which, with approval of such classification society, will be remedied at the Vessel’s next scheduled survey.

(e) If the Shipowner or an operator, as applicable, of the Vessel is required to maintain valid and current ISM/ISPS Code Documentation pursuant to applicable Requirements of Law, the Shipowner shall deliver to the Investor as reasonably requested from time to time copies of such ISM/ISPS Code Documentation reflecting compliance by the Shipowner or such operator with such Requirements of Law.

(f) The Shipowner shall comply with all manning requirements applicable to the Vessel bearing in mind its operational status and all requirements of the protection and indemnity and hull and machinery underwriters as is necessary to ensure full insurance coverage of the Vessel in accordance with the requirements of the Mortgage.

(g) The Shipowner shall not:  (i) sell the Vessel; (ii) permit the Vessel to be used for any illegal purpose; (iii) change the class or the classification society of the Vessel, the management of the Vessel or the control of the Vessel; (iv) cause or permit the Vessel to be operated or moved without the prior written approval of the Investor, which shall not be unreasonably withheld; (iv) cause or allow any change in the structure, rig or type of the Vessel; (v) will not cause or permit the Vessel to be chartered or leased to, or cause or permit the Vessel to serve under any contract with, a Person on the “List of Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), any similar list published by the United Nations or the European Union or any Member country thereof, or any similar list published under any applicable laws of any other jurisdiction; (vi) will not cause or permit the Vessel to call on any port or ports, carry any cargo or passengers, or otherwise participate, directly or indirectly, in any activity or activities that would subject the Shipowner to any sanctions, including fines, penalties and other measures, or cause the Vessel or any assets of Shipowner to be blocked, under the laws of the United States, any Member country of the United Nations or the European Union, or any other applicable jurisdiction, related to embargoes or restrictions on trade or transactions with any country or Person; (vii) will not violate or engage in any transaction that violates any other applicable regulations existing now or adopted from time to time after the date hereof by OFAC restricting trade with particular foreign countries; (viii) cause or permit the Vessel to call at a Cuban port to load or discharge cargo or to effect repairs on the Vessel; (ix) abandon the Vessel or allow the Vessel to be abandoned; (x) cause or permit the Vessel to engage in any unlawful trade or violate any Requirements of Law or carry any cargo or passengers that in each instance shall expose the Vessel to forfeiture or capture; (xi) operate or allow the Vessel to be operated in any jurisdiction or in any manner that could reasonably be expected to (A) cause the Lien created by the Mortgage to be rendered unenforceable, (B) materially impair or hinder the Investor’s foreclosure or enforcement rights, or (C) expose the Investor to any penalty, sanction or investigation; (xii) cause or permit the Vessel to carry any cargoes or passengers or proceed into any area then excluded by trading warranties under the insurance policies covering the Vessel without first obtaining any necessary additional coverage, satisfactory in form and substance, and evidence of which shall be furnished, to the Investor; (xiii) make, do, consent or agree to any act or omission that would or could render any insurance covering the Vessel invalid, void, voidable, or unenforceable or render any sum payable thereunder repayable in whole or part; (xiv) change or transfer the flag of the Vessel from the Republic of Panama or provisionally register the Vessel under another flag or under the bareboat registry of another flag; (xv) change the name of the  Vessel; or (xvi) cause or allow the discontinuance, withdrawal or expiry of the Vessel’s class within the classification society.

(h) Prior to the entry into any contract for the refurbishment of the Vessel, the applicable Company shall obtain:  (i) the written consent of the Investor, which shall not be unreasonably withheld, conditioned or delayed; or (ii) an assignment and subordination agreement in form and substance satisfactory to the Investor executed and delivered by the shipyard or such other person (the “Shipyard”) that will refurbish the Vessel, in which the Shipyard will agree to the assignment by the Shipowner of all of its right, title and interest in, to and under the contract for the refurbishment of the Vessel (the “Vessel Refurbishment Contract”) and to subordinate any and all Liens on the Vessel that the Shipyard may then have or acquire from time to time under any law to the Lien of the Mortgage, and, to the extent determined necessary by the Investor, a landlord’s lien waiver, access agreement and consent with respect to the landlord of the Shipyard, if applicable.

3.31 Marine Environmental Law Compliance.

(a) The Shipowner shall:  (i) comply with all Environmental Laws and Environmental Permits applicable to the Vessel and its operations; (ii) report any and all Environmental Incidents to the Investor within three (3) Business Days of obtaining knowledge of the occurrence thereof and the notice in writing of any Environmental Claim with respect to the Vessel within three (3) Business Days of the receipt thereof; and (iii) and conduct all Responses relating to the Vessel required by, and in accordance with, applicable Environmental Laws.

(b) The Shipowner shall maintain all certificates or other evidence of financial responsibility for water pollution as may be required by any applicable Requirements of Law with respect to the trade which the Vessel from time to time engage in and the operations conducted by the Vessel.

(c) If a default caused by reason of a breach of Section 2.1(ff) or Section 3.31(a) hereof shall have occurred and be continuing for more than ten (10) days without the Shipowner commencing activities reasonably likely to cure such default in accordance with Environmental Laws, at the written request of the Investor, the Shipowner shall provide to the Investor within ten (10) days after such request, at the expense of the Companies, an environmental assessment report regarding the matters which are the subject of such default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Investor and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(d) The Shipowner shall provide, promptly upon its obtaining knowledge of the occurrence of any of the following events, to the Investor a certificate of an officer of the Shipowner specifying in detail the nature of such event and the proposed response of the Shipowner or its agents and contractors, and upon the written request by the Investor, the Shipowner shall submit to the Investor, at reasonable intervals, a report updating the status of any occurrence of any Environmental Claim, any Environmental Incident, or any Release of Hazardous Materials relating to the Vessel:  (i) the receipt in writing by the Shipowner or any of its agents or contractors of any Environmental Claim relating to the Vessel; or (ii) any actual or threatened Environmental Incident or Release of Hazardous Materials of which any Company has knowledge.

3.32 Marine Insurance.  With respect to the Vessel, the Shipowner shall maintain the hull and machinery insurance, protection and indemnity insurances and such other insurances as required by the Mortgage.

ARTICLE IV

CERTIFICATE LEGEND

4.1 Legend.

Each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ISLAND BREEZE INTERNATIONAL, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Island agrees to issue or reissue certificates representing any of the Shares, without the legend set forth above if at such time, prior to making any transfer of the Shares, the holder thereof shall give written notice to Island describing the manner and terms of such transfer and removal as Island may reasonably request, and (x) such Shares have been registered for sale under the Securities Act and the holder is selling such shares and is complying with its prospectus delivery requirement under the Securities Act, (y) the holder is selling such Shares in compliance with the provisions of Rule 144 or other exemption from registration or (z) the provisions of paragraph (b)(1)(i) of Rule 144 apply to such Shares.

ARTICLE V

INDEMNIFICATION

5.1 General Indemnity.

The Companies, jointly and severally, agree to indemnify and hold harmless the Investor (and its directors, officers, members, partners, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Investor as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Companies, or any of them, herein.

5.2 Indemnification Procedure.

Any party entitled to indemnification under this Article V (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article V except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Article V to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification obligations to defend the indemnified party required by this Article V shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VI

MISCELLANEOUS

6.1 Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Assignment of Insurances” shall mean the Assignment of Insurances, dated as of the Closing Date, made by the Shipowner in favor of the Investor with respect to certain insurances relating to the Vessel, which is in form and substance acceptable to the Investor.

“Assignment of Earnings and Maritime Contracts” shall mean the Assignment of Earnings and Maritime Contracts, dated as of the Closing Date, made by the Shipowner in favor of the Investor with respect to the earnings of the Vessel and certain maritime contracts concerning the Vessel, which is in form and substance acceptable to the Investor.

“Collateral” shall mean the Vessel, the Insurances (as defined in the Assignment of Insurances), the Earnings Collateral (as defined in the Assignment of Earnings and Maritime Contracts), and the proceeds thereof.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in writing alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health or safety, as each relates to exposure to Hazardous Materials, or the Environment.

“Environmental Incident” shall mean (a) any Release of Hazardous Materials from the Vessel; or (b) any incident in which there is a Release of Hazardous Materials from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, including an allision, in either case, where the Vessel or the relevant Company (or its agents) or the charterer or lessee of the Vessel is actually or allegedly at fault or otherwise liable (in whole or in part); or (c) any incident in which there is a Release of Hazardous Materials from a vessel other than the Vessel and where the Vessel is actually or could reasonably be expected to be liable to be arrested as a result thereof and/or where the relevant Company (or its agents) or the charterer or lessee of the Vessel is actually or allegedly at fault or otherwise liable.

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.), the Pipeline Safety Act (49 U.S.C. § 601, et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701, et seq.), and any and all other present and future treaties and international conventions and U.S. federal, state, and local and other nations’ laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to pollution or protection of public health or the Environment, the Release or threatened Release of any Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, department, bureau, commission, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and  any international governmental agency, body, commission, court, or other governmental regulatory authority or instrumentality (including the United Nations and the International Maritime Organization).

“Hazardous Materials” shall mean any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or toxic material, substance or waste, or any material, substance or waste having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by products and other hydrocarbons, mold, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, and any material, substance or waste regulated under any Environmental Laws or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such hazardous or toxic material, substance or waste, or any material, substance or waste having any constituent elements displaying any such characteristics.

“ISM/ISPS Code Documentation” shall mean (a) the Safety Management Certificate and Document of Compliance specified in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation) contained in Chapter IX of the International Convention for the Safety of Life at Sea, adopted by the International Maritime Organization, as the same may be amended, supplemented, or replaced from time to time; (b) the International Ship Security Certificate specified as applicable in (i) the International Ship and Port Facility Security Code, as adopted, on December 12, 2002, by Resolution 2 of the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea, 1974, as the same may be amended, supplemented, or replaced from time to time, or (ii) the Maritime Transportation Security Act of 2002, Pub.L. No. 107-295, as codified at 46 U.S.C. § 70101 et seq., as the same may be amended, supplemented, or replaced from time to time; and (c) such other documentation reflecting compliance with the foregoing that may be reasonably requested by the Investor.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the Uniform Commercial Code or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities of the Companies, any purchase option, call or similar right of a third party with respect to such securities.

“Mortgage” shall mean the Panamanian First Priority Naval Mortgage, dated as of the Closing Date, granted by the Shipowner in favor of the Investor with respect to the Vessel, which is in form and substance acceptable to the Investor.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decision, decrees, ordinances, rules, regulations, statutes or case law, and international conventions and treaties.

“Security Documents” shall mean the Assignment of Insurances, the Assignment of Earnings and Maritime Contracts, and the Mortgage.

6.2 Fees and Expenses.

The Companies shall pay the costs, fees and expenses of the Investor incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable diligence and legal fees and expenses.  In addition, the Companies shall pay all reasonable fees and expenses incurred by the Investor in connection with the administration and enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

6.3 Specific Performance; Consent to Jurisdiction; Venue.

(a) The Companies and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  Each Company and the Investor consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 6.3 shall affect or limit any right to serve process in any other manner permitted by law.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

6.4 Entire Agreement; Amendment.

This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither any Company nor the Investor make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by each Company and the Investor.  Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon the Investor (and its assigns) and each Company.

6.5 Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day (as defined in the Note) during normal business hours where such notice is to be received), or the first Business Day (as defined in the Note) following such delivery (if delivered other than on a Business Day (as defined in the Note) during normal business hours where such notice is to be received) or (b) on the second Business Day (as defined in the Note) following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Companies:	Island Breeze International, Inc. 211 Benigno Blvd. Suite 201 Bellmawr, New Jersey 08031 Tel: (856) 931-1505 Fax: (856) 931-1508 Attention: Bradley Prader

with copies (which copies shall not constitute notice to the Companies) to:	Eaton & Van Winkle LLP 3 Park Avenue 16th Floor New York, NY 10016 Tel: (212) 561-3633 Fax: (212) 779-9928 Attention: Joseph L. Cannella

If to the Investor:	__________________________

with copies (which copies shall not constitute notice to the Investor) to:	__________________________

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

6.6 Waivers.

No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.7 Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

6.8 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  The Investor may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Companies.

6.9 No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

6.11 Survival.

The representations and warranties of each Company and the Investor shall survive the execution and delivery hereof and the Closing, as applicable; the agreements and covenants set forth in Articles I, III, IV, V and VI of this Agreement shall survive the execution and delivery hereof and the Closing hereunder, as applicable.

6.12 Publicity.

Each Company agrees that it will not disclose, and will not include in any public announcement, the names of the Investor without the consent of the Investor, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement.

6.13 Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

6.14 Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

6.15 Further Assurances.

From and after the date of this Agreement, upon the request of the Investor, the Companies shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

Companies:	ISLAND BREEZE INTERNATIONAL, INC. By: ________________________________ Name: ______________________________ Title: ________________________________
ISLAND BREEZE INTERNATIONAL By: Name: Title:
Investor:	By: ________________________________ Name: ______________________________ Title: ________________________________

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]
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